As filed with the Securities and Exchange Commission on May 14, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JMP Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1450327
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Montgomery Street

San Francisco, California 94111

(Address of Principal Executive Offices)

JMP Group Inc. 2007 Equity Incentive Plan

JMP Group LLC 2004 Equity Incentive Plan

(Full Title of the Plan)

Janet L. Tarkoff

Chief Legal Officer

JMP Group Inc.

600 Montgomery Street

San Francisco, California 94111

Telephone: (415) 835-8900

Fax: (415) 835-8920

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Mann

Andrew D. Thorpe

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Telephone: (415) 268-7000

Fax: (415) 268-7522

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,960,000 shares	$12.05	$83,868,000	$2,575

(1)	Consists of 4,000,000 shares of Common Stock to be issued under JMP Group Inc. 2007 Equity Incentive Plan and 2,960,000 shares of Common Stock converted from the Units (as defined therein) issuable under JMP Group LLC 2004 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the NYSE on May 11, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

JMP Group Inc. (the “Registrant”) incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s prospectus (File No. 333-140689), dated May 10, 2007, filed pursuant to Rule 424(b) under the Securities Act, including the description of the Registrant’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

(b) The Registrant’s Registration Statement on Form 8-A (File No. 001-33448) filed May 7, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant’s certificate of incorporation provides that a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The Registrant’s bylaws also provide for indemnification, to the fullest extent permitted by law, by the Registrant of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the Registrant’s director or officer, or at the Registrant’s request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and The Registrant’s certificate of incorporation provides that a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. The Registrant’s bylaws also provide for indemnification, to the fullest extent permitted by law, by the Registrant of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the Registrant’s director or officer, or at the Registrant’s request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. The Registrant’s bylaws also provide that, to the extent authorized from time to time by its board of directors, the Registrant may provide indemnification to any one or more employees and other agents of the Registrant to the extent and effect determined by the board of directors to be appropriate and authorized by the Delaware General Corporation Law. The Registrant bylaws also permit it to purchase and maintain insurance for the foregoing and it expects to maintain such insurance.

The Registrant has also entered into agreements that provide indemnification to its directors, officers and other persons requested or authorized by its board of directors to take actions on behalf of the Registrant for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under the Registrant bylaws.

Indemnification of the Registrant’s directors and officers is more fully described the Registrant’s prospectus (File No. 333-140689) dated May 10, 2007

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits attached hereto.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

(A) Paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(a)(i), (1)(a)(ii) and (1)(a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 14th day of May, 2007.

JMP GROUP INC.

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Jolson and Thomas B. Kilian, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH A. JOLSON Joseph A. Jolson	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 14, 2007

/S/ THOMAS B. KILIAN Thomas B. Kilian	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2007

/S/ CRAIG R. JOHNSON Craig R. Johnson	Director	May 14, 2007

/s/ CARTER D. MACK	Director	May 14, 2007
Carter D. Mack

/S/ MARK L. LEHMANN Mark L. Lehmann	Director	May 14, 2007

/S/ PETER T. PAUL Peter T. Paul	Director	May 14, 2007

/S/ EDWARD J. SEBASTIAN Edward J. Sebastian	Director	May 14, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140689))

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140689))

4.3	JMP Group 2007 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140689))

4.4	JMP Group LLC 2004 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140689))

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page hereof)